Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2023, (June 23, 2023, as to the effects of the exchange ratio described in Note 1) relating to the financial statements of Enliven Inc. (formerly Enliven Therapeutics, Inc.), appearing in the Current Report on Form 8-K of Enliven Therapeutics, Inc. filed on June 23, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 23, 2023